Exhibit 99.1

SCIENTIFIC GAMES ANNOUNCES CASH TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 12 1/2% SENIOR SUBORDINATED NOTES

        NEW YORK, November 24, 2004—Scientific Games Corporation (NASDAQ: SGMS) announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 12 1/2% Senior Subordinated Notes due 2010 (the "Notes") (CUSIP No. 053323AJ0). There are currently $65,584,125 aggregate principal amount of Notes outstanding.

The tender offer and consent solicitation are made upon the terms and conditions set forth in the Offer to Purchase and Solicitation of Consents dated November 24, 2004 and the related Letter of Transmittal and Consent. The tender offer will expire at 5:00 p.m., New York City time, on December 22, 2004, unless extended or terminated (such time and date, the "Expiration Date"). The consent solicitation will expire at 5:00 p.m., New York City time, on December 8, 2004, unless extended (such time and date, the "Consent Date"). Notes tendered before the Consent Date may be withdrawn at any time prior to the Consent Date, but not thereafter.

In conjunction with the tender offer, Scientific Games is also soliciting the consent of holders of the Notes to the elimination of substantially all of the restrictive covenants and certain default provisions in the indenture governing the Notes, and to the execution by the Company and the trustee of a supplemental indenture to amend the indenture. The proposed amendments to the indenture require the consent of at least a majority in aggregate principal amount of outstanding Notes to be adopted. Holders cannot tender their Notes without delivering a consent and cannot deliver a consent without tendering their Notes.

The total purchase price per $1,000 principal amount of the Notes validly tendered and not validly withdrawn pursuant to the tender offer prior to the Consent Date will be equal to the present value on the payment date of $1,062.50 (i.e., the redemption price for the Notes on August 15, 2005, which is the earliest redemption date for the Notes) plus the present value of the interest that would accrue from the payment date until the earliest redemption date, in each case determined based on a fixed spread of 100 basis points over the yield on the Price Determination Date of the 6.5% U.S. Treasury Note due August 15, 2005. In addition, accrued and unpaid interest on the principal amount of such Notes up to, but not including, the payment date for the Notes will be paid. The Price Determination Date will be 2:00 p.m., New York City time, on December 8, 2004 (unless the Company extends the tender offer for more than ten full business days, in which case a new price determination date will be set).

Scientific Games will make a consent payment of $20.00 per $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Date (which consent payment is included in the total purchase price described above). Holders who validly tender their Notes after the Consent Date and before the Expiration Date will not receive the consent payment included in the total purchase price described above.

The closing of the tender offer is subject to the satisfaction or waiver of certain conditions, including (i) there having been validly tendered and not validly withdrawn Notes representing a majority in aggregate principal amount of outstanding Notes; (ii) receipt by Scientific Games of the requisite consents to the proposed amendments to the indenture governing the Notes and the execution by Scientific Games, the subsidiary guarantors to the indenture and the trustee of a supplemental indenture to effect the proposed amendments; (iii) the consummation of the tender offer being permitted by Scientific Games' senior secured lenders; and (iv) satisfaction of other general conditions set forth in the Offer to Purchase and Solicitation of Consents dated November 24, 2004.

Scientific Games has retained J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. to serve as Dealer Managers and Solicitation Agents for the tender offer. Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (212) 269-5550 ext. 6831(collect), or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Fran Beckesh.

Questions regarding the tender offer may be directed to Lenny Carey of JPMorgan at (212) 270-9769 (collect) or the Global Liability Management Group of Bear Stearns at (877) 696-2327 (U.S. toll free) and (212) 272-5112 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made solely by the Offer to Purchase and Solicitation of Consents dated November 24, 2004 and the related Letter of Transmittal and Consent.

About Scientific Games
Scientific Games Corporation is a leading integrated supplier of instant tickets, systems and services to lotteries, and a leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management's current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding the terms of the tender offer and consent solicitation relating to the Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.